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                                                                    Exhibit 10.4







                            STOCK PURCHASE AGREEMENT

                                     BETWEEN


                                  FVC.COM, INC.


                                       AND


                          VULCAN VENTURES INCORPORATED











                                  JUNE 8, 2000







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                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT is made as of June 8, 2000 between FVC.COM, INC. (the "COMPANY"), a corporation organized under the laws of the State of Delaware, and VULCAN VENTURES INCORPORATED, a corporation organized under the laws of the State of Washington ("PURCHASER").

         WHEREAS, the Company wishes to sell to Purchaser 27,437 shares of the Company's Series A Convertible Preferred Stock, $.001 par value (the "SERIES A PREFERRED STOCK"), on the terms and conditions hereinafter provided; and

         WHEREAS, as an inducement to Purchaser to enter into this Agreement, the Company is willing to issue to Purchaser the Vulcan Warrant (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the Company and Purchaser agree as follows:

         1. PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth herein, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, (i) 27,437 shares (the "SHARES") of Series A Preferred Stock and (ii) a warrant covering 850,000 shares of Common Stock, exercisable at any time prior to the fifth anniversary of the date of this Agreement at a purchase price of $7.00 per share, pursuant to the terms of the warrant attached hereto as EXHIBIT A (the "VULCAN WARRANT"), for an aggregate purchase price of $27,437,000. The Series A Preferred Stock shall have the terms designated in the Certificate of Designation of Series A Convertible Preferred Stock attached hereto as EXHIBIT B (the "CERTIFICATE OF DESIGNATION"). The Shares shall be shares of Series A Preferred Stock designated "Series A Convertible Preferred Stock."

         2. CLOSING; DELIVERIES. The closing of the purchase and sale of the Shares (the "CLOSING") shall occur at the offices of Irell & Manella LLP ("I&M"), 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, concurrently with the execution of this Agreement. At the Closing, the Company shall deliver to Purchaser (a) one or more stock certificates evidencing the Shares registered in the name of Purchaser and (b) the Vulcan Warrant and Purchaser shall pay to the Company the purchase price for the Shares and the Vulcan Warrant of $27,437,000 by check or wire transfer. At the Closing, (i) the parties will also duly execute and deliver the Registration Rights Agreement in the form of EXHIBIT C hereto (the "REGISTRATION RIGHTS AGREEMENT"); (ii) Purchaser shall receive an opinion from Cooley Godward LLP as to certain matters, substantially in the form of EXHIBIT D hereto; and (iii) the Company shall receive an opinion from I&M as to certain matters, substantially in the form of EXHIBIT E hereto. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser as follows (it being agreed that for purposes of the representations and warranties set forth in this Section 3, the term the "COMPANY" shall be deemed to refer to the Company and each of its subsidiaries on a consolidated basis, except where the context reasonably indicates otherwise):

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                  3.1 ORGANIZATION AND QUALIFICATION. The Company is a
corporation duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation, has all requisite corporate power and authority to conduct its business as currently conducted and to enter into and to carry out and perform its obligations under the Transaction Documents. For purposes of this Agreement, "TRANSACTION DOCUMENTS" shall mean
(a) this Agreement, (b) the Vulcan Warrant, (c) the Registration Rights Agreement, and (d) the Certificate of Designation. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any adverse effect following the date of this Agreement that the Company shall have demonstrated is substantially attributable to (i) the transactions contemplated by this Agreement or the announcement of the transactions contemplated by this Agreement or (ii) any material economic downturn in the Internet industry generally or any material national economic downturn (a "MATERIAL ADVERSE EFFECT").

                  3.2 AUTHORIZED CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of (a) 35,000,000 shares of Common Stock, $.001 par value per share, and (b) 5,000,000 shares of Preferred Stock, $.001 par value per share, 27,437 shares of which are designated as Series A Convertible Preferred Stock. As of May 30, 2000, there were 17,234,325 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has reserved for issuance upon conversion of the Series A Preferred Stock 3,446,740 shares of Common Stock. As of May 17, 2000, the Company had reserved and available for stock options to be granted and issued under its 1997 Equity Incentive Plan (the "1997 EQUITY INCENTIVE PLAN") and its 1999 Equity Incentive Plan (the "1999 EQUITY INCENTIVE PLAN" and together with the 1997 Equity Incentive Plan, the "COMPANY EQUITY INCENTIVE PLANS"), 1,661,219 (500,000 of which are subject to stockholder approval) and 275,517 shares of Common Stock, respectively, and 235,563 shares of Common Stock under its 1997 Employee Stock Purchase Plan. As of May 17, 2000, the Company had reserved and available for stock options to be granted and issued under its 1997 Non-Employee Director Stock Option Plan (the "DIRECTOR OPTION PLAN") 208,653 (100,000 of which are subject to stockholder approval) shares of Common Stock. The Company has reserved for issuance 165,736 shares of Common Stock issuable upon the exercise of the warrants set forth on
SCHEDULE 3.2 hereto (the "EXISTING WARRANTS") and 850,000 shares of Common Stock issuable upon the exercise of the Vulcan Warrant (the "WARRANT SHARES"). Other than as set forth on SCHEDULE 3.2 hereof, as of May 17, 2000, there were not outstanding or existing any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities exercisable for or convertible into shares of its capital stock, except for (a) options to purchase an aggregate of 3,288,845, 1,686,356 and 141,347 shares of Common Stock outstanding under the 1997 Equity Incentive Plan, the 1999 Equity Incentive Plan and the Director Option Plan, respectively, and (b) an aggregate of 165,736 shares issuable upon the exercise of the Existing Warrants.


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                  3.3 SUBSIDIARIES. Except as set forth in SCHEDULE 3.3, the
Company (a) owns no equity securities of any other corporation, limited partnership or similar entity, and (b) is not a participant in any joint venture, partnership or similar arrangement.

                  3.4 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENT; NO CONFLICT.

                           3.4.1    The execution, delivery and performance of
the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company. The Company's Board of Directors has approved the Certificate of Designation. This Agreement has been, and when executed and delivered at the Closing the other Transaction Documents will be, duly executed and delivered by the Company and constitutes, or when executed and delivered at the Closing will constitute, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                           3.4.2    The execution, delivery and, subject to
obtaining the consents set forth in SCHEDULE 3.4, performance by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby will not, except in each case where the effect of non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) modify, breach or constitute grounds for the occurrence or declaration of a default under or give rise to a right to terminate any agreement, license, indenture, undertaking or other instrument to which the Company is a party or by which it or any of its assets may be bound or affected,
(ii) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency of government to which the Company is subject, (iii) violate any provision of the Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") or Bylaws of the Company, or
(iv) result in the creation or imposition of (or the obligation to create or impose) any liens, mortgages, pledges, charges, claims or other encumbrances (collectively, "LIENS") on any of the Company's properties.

                  3.5 STATE TAKEOVER STATUTES. The Strategic Investment Committee of the Board, by a unanimous written consent dated June 8, 2000, has unanimously approved the terms of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including without limitation the sale and issuance to Purchaser of the Shares and the Vulcan Warrant pursuant to this Agreement) and such approval constitutes approval of such transactions by the Board under the provisions of
Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and constitutes all actions necessary to ensure that the restrictions contained in Section 203 of the DGCL will not apply to Purchaser in connection with or following such transactions. To its knowledge, no other state takeover statute is applicable to the transactions contemplated by this Agreement and the other Transaction Documents.


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                  3.6 ISSUANCE, SALE AND DELIVERY OF THE SHARES; WARRANT SHARES
AND COMMON STOCK.

                           3.6.1    When issued in compliance with the
provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any Liens created by or through the Company, other than restrictions on transfer under state and/or federal securities laws. The sale of the Shares is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. Upon the filing with the Delaware Secretary of State and effectiveness of the Certificate of Designation, the rights, privileges and preferences of the Series A Preferred Stock set forth in the Certificate of Designation will constitute the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                           3.6.2    The shares of Common Stock that are issuable
upon conversion of the Series A Preferred Stock and the Warrant Shares that are issuable upon exercise of the Vulcan Warrant against payment therefore, when so issued, will be validly issued, fully paid and nonassessable, and will be free of any Liens created by or through the Company, other than restrictions on transfer under state and/or federal securities laws. Issuance of such shares of Common Stock is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

                  3.7 GOVERNMENTAL CONSENT. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the execution and delivery of the Transaction Documents or the sale of the Shares and the Vulcan Warrant to Purchaser pursuant to this Agreement, except for the filing of the Certificate of Designation, with the Secretary of State of the State of Delaware; to the extent applicable, the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the expiration or early termination of the waiting period thereunder; any notice of sale required to be filed with the Securities and Exchange Commission (the "SEC") under Regulation D of the Securities Act of 1933, as amended (the "SECURITIES ACT"); such post-closing filings as may be required under applicable state securities laws; and any notices required to be filed with The Nasdaq Stock Market.

                  3.8      SEC REPORTS; FINANCIAL STATEMENTS.

                           3.8.1    The Company has filed all forms, reports and
documents required to be filed by it with the SEC since and including the filing date of the Registration Statement with respect to the Company's initial public offering (the "SEC REPORTS"). The SEC Reports (x) were prepared in accordance with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations thereunder, and (y) did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


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                           3.8.2    Each of the financial statements (including,
in each case, any notes thereto) of the Company included in the SEC Reports (the "FINANCIAL STATEMENTS"), was prepared in accordance with GAAP (subject, in the case of unaudited statements, to the absence of footnotes thereto and to normal and recurring year-end adjustments which were not and are not expected to be material in amount) and each fairly presented the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein (except as may be indicated in the notes thereto) in all material respects.

                           3.8.3    To the Company's knowledge, the Company has
no liability or obligation (whether accrued, absolute, contingent or otherwise) other than (a) liabilities and obligations reflected on the unaudited balance sheet of the Company as of March 31, 2000 contained in the Financial Statements and in the footnotes thereto (the "UNAUDITED BALANCE SHEET"), and (b) liabilities or obligations incurred since March 31, 2000 in the ordinary course of business consistent with past practice or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.9 ABSENCE OF LITIGATION. Except as set forth on SCHEDULE 3.9 hereto, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, any director or officer of the Company or any property or asset of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 3.9 hereto, neither the Company nor any of its properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company.

                  3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1999, the Company's Quarterly Report on Form 10-Q for the period ending March 31, 2000, or in SCHEDULE 3.10, or as specifically contemplated by this Agreement, since December 31, 1999 there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate which has had or could reasonably be expected to have a Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; (iv) except for normal increases in the ordinary course of business, any increases by the Company in the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer or director, grants by the Company of any severance or termination pay, execution by the Company of any contract to make or grant any severance or termination pay, or payments by the Company of any bonus, in each case with respect to any such executive officer or director, other than pursuant to preexisting agreements or arrangements; or (v) entry into any commitment or transaction material to the


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Company (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

                  3.11 COMPLIANCE WITH LAWS; PERMITS. The Company has at all times complied, and it is currently in compliance, with all applicable statutes, rules, regulations and orders of the United States or any state or foreign country in which the Company is engaged in business and has obtained all required licenses, permits and other approvals of any governmental authority, except where a failure to comply or obtain such approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.12 MATERIAL CONTRACTS. Each of the contracts required to be filed as material contracts as exhibits to the SEC Reports and those contracts (the "EXISTING SEC CONTRACTS") which have been entered into and will be required to be filed as exhibits to SEC Reports upon the filing deadline for such SEC Reports (the "MATERIAL CONTRACTS") (including all amendments, modifications and waivers) (a) has been filed with the SEC or are set forth on SCHEDULE 3.12(a),
(b) has been duly authorized, executed and delivered by the parties thereto, (c) except as set forth in SCHEDULE 3.12(c), remains in full force and effect to the extent of its terms without any amendment, modification or waiver not reflected in the Material Contracts, (d) is binding on the parties thereto in accordance with and to the extent of its terms and applicable laws, and (e) is not subject to, and the Company has not received any written notice threatening or declaring, termination as a result of any alleged uncured breach or default. The Company has performed all material obligations required to be performed by it to date under each Material Contract, and the Company is not in material breach or default under any Material Contract. To the Company's knowledge, without a specific review having been conducted by the Company, no other party to any Material Contract is in material breach or default thereunder or in material violation thereof, and no condition exists that with notice or lapse of time or both would constitute a material violation thereof or a material default thereunder.

                  3.13 INTELLECTUAL PROPERTY RIGHTS.

                           3.13.1   The Company owns or has licenses to use
registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names, Internet domain names and other intellectual property rights (collectively, "INTELLECTUAL PROPERTY RIGHTS") which are sufficient to carry on the business of the Company as presently conducted, except where a failure to own or license Intellectual Property Rights could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                           3.13.2   To the Company's knowledge, the operation of
the business of the Company does not, and except as identified on SCHEDULE 3.13, the Company has not received any notice from any person or entity within the past three (3) years claiming that the business of the Company does infringe or misappropriate the Intellectual Property Rights of any person or entity, violate any export control law or regulation, violate the rights of any person or entity (including rights to privacy or publicity), or constitute unfair competition or trade practices under any applicable laws.


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                           3.13.3   To the Company's knowledge, no person or
entity is infringing or misappropriating any Intellectual Property Rights owned or licensed by the Company or engaging in other conduct other than in the ordinary course of business that may diminish or undermine such Intellectual Property Rights, such as the disclosure of Company confidential information, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                           3.13.4   The Company has taken all reasonable steps
to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company subject to a duty of confidentiality. Without limiting the foregoing, the Company has, and enforces, a policy requiring each of its executive officers and research and development personnel to execute proprietary information, confidentiality and invention and copyright assignment agreements, and all such individuals have executed such an agreement.

                  3.14 CERTAIN MATTERS REGARDING EMPLOYEES. To the Company's knowledge, no officer or key employee of the Company is subject to any contract, agreement, undertaking, commitment or instrument (including any no hire or non-competition agreements) which would impair his or her ability to perform the services on behalf of Company contemplated to be performed by such officer or key employee.

                  3.15 TAX MATTERS.

                           3.15.1   The Company (i) has timely filed all
material Tax Returns required to be filed by it as of the date hereof, (ii) has used its commercially reasonable efforts to maintain all required records with respect to any liability for Taxes for taxable years with respect to which the statute of limitations has not yet expired, regardless of whether such liability has been previously assessed in whole or in part or is assessed in whole or in part after the date of this Agreement, and (iii) has timely paid, or has made appropriate provision on its balance sheet (in accordance with GAAP) for, all Taxes due or claimed to be due from it by any Governmental Body (as defined in Section 7.3) with respect to any liability for Taxes except where such failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. All Tax Returns described in clause (i) are true, correct and complete in all material respects. With respect to periods commencing on or after December 31, 1996, the Company has not incurred any liability for Taxes which could reasonably be expected to have a Material Adverse Effect other than (i) as set forth on SCHEDULE 3.15, (ii) as reflected on the audited balance sheet of the Company as of December 31, 1999 contained in the Financial Statements and in the footnotes thereto (the "AUDITED BALANCE SHEET") or the Unaudited Balance Sheet, or (iii) federal, state and foreign income taxes payable on the Company's income after March 31, 2000. There are no material Liens with respect to Taxes upon any of the Company's properties or assets, except for current Taxes not yet due.

                           3.15.2   Except as set forth in SCHEDULE 3.15, to the
Company's knowledge, none of the Tax Returns of the Company has been or is currently being audited or examined by the Internal Revenue Service (the "IRS") or any other Governmental Body (as defined in Section 7.3). Except to the extent reserved for in the Unaudited Balance Sheet, no material issue of which the Company has received notice has been raised by a


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Governmental Body in any audit or examination which reasonably could be expected to result in a proposed deficiency, penalty or interest for any other period, which could reasonably be expected to have a Material Adverse Effect on the Company.

                           3.15.3   There are no outstanding agreements or
waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company.

                           3.15.4   The Company is not involved in or subject to
any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal, state, local or foreign income tax purposes.

                           3.15.5   All material elections with respect to Taxes
affecting the Company as of the date hereof are set forth in SCHEDULE 3.15. No consent to the application of section 341(f)(2) of the Code (as defined below) has been filed with respect to any property or assets held, acquired or to be acquired by the Company.

                           3.15.6   There are no tax sharing agreements or
similar arrangements with respect to or involving the Company.

                           3.15.7   The Company was not included and is not
includible in any consolidated or unitary Tax Return with any corporation other than such a return of which the Company is the common parent corporation.

                           3.15.8   The Company has not agreed to and is not
required to make any material adjustment under section 481(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

                           3.15.9   "TAX" or "TAXES", as the context may
require, include: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such Tax; or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Governmental Body in respect of a consolidated or combined return.

                           3.15.10  "TAX RETURN" means any return (including any
information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law relating to any Tax.



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                  3.16 TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. Except as
listed in SCHEDULE 3.16, the Company has good and marketable title to all of its material owned properties and assets and such properties and assets are not subject to any Liens, except for (a) immaterial Liens which arise in the ordinary course of business (including without limitation Liens from current taxes not yet due and payable), and (b) Liens which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company or its material properties. All material leases, subleases, conditional sale contracts and other agreements pursuant to which the Company leases or otherwise uses real or personal property (collectively, "LEASES") are in good standing and are valid and effective in accordance with their respective terms. The Company has performed its obligations in all material respects to date under all such Leases.

                  3.17 EMPLOYEE BENEFIT PLANS. Except as listed in SCHEDULE 3.17 or as described in the SEC Reports or as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company does not maintain, sponsor, or contribute to any program or arrangement that is an "employee welfare benefit plan," as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar employment, severance or other arrangement or policy of the Company (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits or for qualified deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits (a "PLAN"). Except as listed in SCHEDULE 3.17, neither the Company nor any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an "ERISA AFFILIATE") maintains or is obligated to contribute to, or has ever maintained or been obligated to contribute to, any "pension plan" within the meaning of Section 3(2) of ERISA, or any "multiemployer plan" within the meaning of Section 3(37) of ERISA (a "PENSION PLAN"). Each Plan which is subject to ERISA is in compliance with ERISA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. None of the Plans provides or provided post-retirement medical or health benefits, except as required by the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended, or other applicable legal requirement and except for coverage the full cost of which is paid by the participant or beneficiary. None of the Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. The Company is not and never has been a party to any collective bargaining agreement. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth on SCHEDULE 3.17, the Company has not announced or otherwise made any commitment to create any new Plan or amend any existing Plan, and neither the Company nor any ERISA Affiliate has announced or otherwise made any commitment to create or begin contributing to any Plan or Pension Plan or amend any existing Plan or Pension Plan, except for amendments to existing Plans and Pension Plans that are required by applicable law (including provisions of the Code relating to the intended tax treatment of any such Plan or Pension Plan). All contributions required to be made under the terms of each Plan have been timely made. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in


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Section 4980D(a) of the Code, has complied in all material respects. Each Plan intended to meet the requirements for tax-favored treatment under Part III of Subchapter B of Chapter 1 of the Code meets such requirements. Except as described in SCHEDULE 3.17, the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of the Company to any Plan, or any present or former employee of the Company, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iii) except as otherwise expressly contemplated by this Agreement, accelerate the time of payment or vesting, or increase the amount, of compensation due from the Company to any employee, officer, director, stockholder, contractor, or consultant of the Company.

                  3.18 YEAR 2000 COMPLIANCE. The Company has completed its assessment of all current versions (including products and services currently operating or under development) of its information technology systems (including systems utilized in the operation of its Internet sites) and believes they are year 2000 compliant. The Company has made appropriate inquiries of its key vendors and suppliers and has been assured that such persons have also taken appropriate actions to assure that there shall be no material adverse change to its business and electronic systems related to year 2000 issues. Based upon the information provided to the Company and its own internal assessment, the Company does not believe that its year 2000 issues will have a Material Adverse Effect on the Company.

                  3.19 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents other than Credit Suisse First Boston Corporation.

         4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows:

                  4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Purchaser has all requisite corporate power and authority to conduct its business as currently conducted and to enter into and to carry out and perform its obligations under the Transaction Documents.

                  4.2 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENT. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and when executed and delivered at the Closing the other Transaction Documents will be, duly executed and delivered by Purchaser and constitutes, or when executed and delivered at the Closing will constitute, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                  4.3 EVALUATION; PURCHASE FOR INVESTMENT, ILLIQUID INVESTMENT. Purchaser has been furnished any and all materials relating to the Company and its Affiliates (as defined below) and the offering of the Shares and the Vulcan Warrant, and the shares of Common Stock issuable upon conversion of the Shares and upon exercise of the Vulcan Warrant (collectively, the "COMMON SHARES"), that Purchaser has requested and Purchaser has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information. Purchaser is a sophisticated investor capable of evaluating the merits and risks of the purchase of the Shares, the Vulcan Warrant and the Common Shares. Purchaser is purchasing the Shares and the Vulcan Warrant for its own account as principal, for investment and not with a view to the resale or distribution of all or any part thereof. Purchaser recognizes that the Shares, the Vulcan Warrant and the Common Shares have not been registered under applicable Federal or State securities laws, and that such Shares, the Vulcan Warrant and the Common Shares are being offered and sold in reliance upon the exemptions from registration provided in the Securities Act and applicable exemptions under State securities laws. Purchaser is an accredited investor (as that term is defined in Regulation D under the Securities Act) and has the economic ability to maintain its investment in such Shares, the Vulcan Warrant and the Common Shares for an indefinite period of time. For purposes of this Agreement, "AFFILIATE" shall have the meaning set forth in Rule 501(b) under the Securities Act.

                  4.4 FINDERS' FEES. Except for Yagemann & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents.

                  4.5 FINANCIAL CONDITION. As of the date hereof, Purchaser has sufficient resources to fulfill its financial obligations under this Agreement and the transactions contemplated hereby.

                  4.6 INTERESTED STOCKHOLDER. In each case within the meaning of
Section 203 of the DGCL:

                           (a)      at no time since immediately prior to the
time the Company's Board of Directors approved the transactions contemplated by this Agreement through the time of the signing hereof, has Purchaser or any "affiliate" or "associate" of Purchaser "owned" fifteen percent (15%) or more of the Company's "voting stock"; and

                           (b)      there are no facts known to Purchaser or any
"affiliate" or "associate" of Purchaser, that have not been disclosed to the Company that relate to whether Purchaser or any "affiliate" or "associate" of Purchaser, directly or indirectly, through one or more intermediaries, "controls" or "controlled" or is or was "controlled by" or is or was "under common control with" the Company.

         5. COVENANTS OF THE COMPANY. The Company hereby covenants and agrees with Purchaser as follows:

                  5.1      ADDITIONAL ISSUANCES; SUBSCRIPTION RIGHT.

                           5.1.1    At any time after the date of the Closing,
so long as Purchaser (together with its Affiliates) holds of record or beneficially owns at least fifty percent (50%) of the Shares issued in the Closing (the "AGREED PERCENTAGE"), in the event the Company shall issue (an "ADDITIONAL ISSUANCE") any capital stock, including securities of any type that are, or may become, convertible into or exercisable or exchangeable for capital stock of the Company (the "ADDITIONAL SECURITIES"), Purchaser shall have the right to subscribe for and to purchase (the "SUBSCRIPTION RIGHT") that number of Additional Securities such that Purchaser holds the same percentage of the Company's outstanding capital stock immediately prior to and immediately following the Additional Issuance (the "PRO RATA SHARE"); PROVIDED, HOWEVER, that this Section 5.1 shall not apply to shares issued:

                           (a)      to employees, officers or directors of, or
consultants or advisors to the Company or any subsidiary, pursuant to stock purchase, the Company Equity Incentive Plans, the Director Option Plan, the 1997 Employee Stock Purchase Plan or other equity plans or arrangements approved by the Board;

                           (b)      pursuant to any options, warrants,
conversion rights or other rights or agreements outstanding as of the date of this Agreement or pursuant to the conversion of the shares of Series A Preferred Stock or pursuant to the exercise of the Vulcan Warrant;

                           (c)      in connection with any stock split, stock
dividend or recapitalization by the Company; or

                           (d)      pursuant to any equipment leasing
arrangement or debt financing from a bank or similar financial institution, not to exceed 100,000 shares of Common Stock in the aggregate.

                           5.1.2    Notwithstanding anything to the contrary
contained herein, in the event Purchaser elects to exercise its Subscription Right as a result of (i) an underwritten public offering of Additional Securities, (ii) the offering of Additional Securities to the Company's joint venture partners in exchange for interests in the relevant joint venture, or
(iii) the offering of Additional Securities in connection with an acquisition of a business or assets or a strategic alliance, then (x) the number of shares of the Company's capital stock to be purchased by Purchaser shall not reduce the number of shares of capital stock to be sold by the Company in such transaction and (y) Purchaser's Pro Rata Share shall be determined based on the number of shares of the Company's outstanding capital stock as would be outstanding after giving effect to the proposed transactions.

                           5.1.3    If the Company proposes an Additional
Issuance, the Company shall, at least ten (10) business days prior to the proposed closing date of such issuance, give written notice to Purchaser and offer to sell to Purchaser its Pro Rata Share of the Additional Securities at the lowest price per share, and otherwise on the same terms and conditions (or, if the nature of the transaction involves an exchange of assets or securities which cannot be delivered by Purchaser, then for cash with an equivalent fair market value (as agreed upon by the Company and Purchaser, and if they cannot agree, as determined by an independent investment banking firm mutually agreeable to both parties)), offered (or proposed to be offered) to other investors. Such notice shall describe the type of Additional Securities which the Company is offering to Purchaser, the price of the Additional Securities and the general terms upon which the Company will issue same. Purchaser shall have five (5) business days from the date of receipt of any such notice to agree to purchase its Pro Rata Share of such Additional Securities for the price and upon the general terms specified in the notice (except with respect to Subscription Rights in connection with an underwritten public offering, in which case Purchaser's shares will be issued in a simultaneous private placement at a purchase price net of the underwriting commission) by giving written notice to the Company and stating whether it will exercise the Subscription Right and in the case the Subscription Right is exercised, specifying the quantity of Additional Securities to be purchased. If Purchaser elects to exercise its Subscription Right, the sale and issuance of the Additional Securities which Purchaser has elected to purchase shall be effected concurrently with the closing of the issuance of securities which gave rise to Purchaser's right to buy such securities. Notwithstanding the foregoing, in the event of an exercise of the Subscription Right, such purchase by Purchaser may only occur after compliance with all governmental regulations, including but not limited to the expiration or early termination of the applicable waiting periods under the HSR Act, if applicable, which may be subsequent to the consummation of the transaction which gave rise to the Subscription Right.

                  5.2 MOST FAVORED NATION. So long as Purchaser (together with its Affiliates) holds the Agreed Percentage, the Company shall offer and make available to Purchaser and its Affiliates licensing and business arrangements relating to the Company's technologies, products and services, or any combination thereof, on a "most favored nation" basis (i.e., on terms and conditions at least as favorable as those agreed to with any third party for similar technologies, products and services at substantially the same level of purchase or other financial commitment). From time to time upon Purchaser's request, the Company shall provide Purchaser or its Affiliates with information regarding such technologies, products and services and the terms and conditions on which they are being offered or have been made available to any third party. Within sixty days after the end of each calendar year, the Company shall provide a certificate to Purchaser, signed by the Company's Chief Financial Officer, certifying that the Company has complied with its obligations under this Section
5.2. Purchaser shall have the right, no more than twice each calendar year, to request any certified public accountant, during normal business hours, to examine, audit and reproduce all or part of the books of account and all other records, documents and materials in the possession or under the control of the Company with respect to this Section 5.2. Such materials will be provided to the designated certified public accountant under a non-disclosure agreement for the sole purpose of verifying that the Company has complied with its obligations under this Section 5.2. The costs and expenses of the certified public accountant shall be paid by Purchaser; PROVIDED, HOWEVER, that if the certified public accountant determines that the Company has not complied with its obligations under this Section 5.2, such costs and expenses will be paid by the Company.

                  5.3 BOARD SIZE. So long as Purchaser (together with its Affiliates) holds the Agreed Percentage, the Company shall not increase the size of the Board of Directors of the Company to greater than seven (7) members without the written consent of Purchaser.

         6. COVENANTS OF PURCHASER. Purchaser hereby covenants and agrees with the Company that Purchaser will not sell or otherwise transfer any Shares unless such sale or transfer is made under an effective Securities Act registration statement or pursuant to an available exemption from the registration requirements of the Securities Act and Purchaser shall have delivered to the Company an opinion of securities counsel to Purchaser, in form and substance reasonably satisfactory to the Company, to the forgoing effect. Each certificate representing any Shares shall contain a legend to the following effect:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS MADE UNDER AN EFFECTIVE SECURITIES ACT REGISTRATION STATEMENT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

         Notwithstanding the foregoing, certificates issued after the date hereof and representing Shares shall not contain the foregoing legend to the extent that Purchaser shall have delivered to the Company an opinion of securities counsel to Purchaser, in form and substance reasonably satisfactory to the Company, to the effect that the statements made in such legend are no longer relevant.

         7.       ADDITIONAL COVENANTS OF THE PARTIES.

                  7.1      BOARD COMPOSITION.

                           7.1.1    The Company shall set the number of the
members of the Board of Directors at seven. The Purchaser Director (as defined below) shall be entitled to serve on the Executive Committee (if any), the Planning Committee (if any), the Steering Committee (if any), the Nominating Committee (if any) or any other committee of the Board of Directors that is similar to any of the foregoing and, upon election of the Purchaser Director, the Company shall take all action necessary to cause the Purchaser Director to be on any such committees of the Board of Directors.

                           7.1.2    Pursuant to the Certificate of Designation,
immediately upon expiration or early termination of the waiting period under the HSR Act applicable to the transactions contemplated hereby, holders of a majority of the outstanding shares of Series A Preferred Stock shall be entitled to elect one (1) director to serve on the Board of Directors of the Company. The Company shall, as soon as practicable after such time, take all such action as may be required to cause the Purchaser Director to be appointed or elected to the Board of Directors, whether by appointment by the Board of Directors of a nominee designated by Purchaser, through calling a special meeting of the holders of shares of the Series A Preferred Stock to elect such director to the Board or otherwise, and shall take all action necessary to cause such individual to be elected, including either increasing the size of the Board or securing the resignation of an incumbent director or both. The member of the Board of Directors elected by the holders of the Series A Preferred Stock is referred to as the "PURCHASER DIRECTOR".

                  7.2 ANNUAL OPERATING AND CAPITAL EXPENDITURE BUDGETS; CONSULTATION.

                           7.2.1    After the Closing and for so long as
Purchaser (together with its Affiliates) holds the Agreed Percentage, (i) the Company shall not operate without or approve any Annual Budget without the consent of the Board of Directors, and (ii) on an annual basis, the management of the Company shall prepare and submit to the Board of Directors, an Annual Budget. As defined herein the "ANNUAL BUDGET" refers to the annual operating budget (comprised of quarterly projected statements of revenue and expenses (including capital expenditures) for the current calendar year and projected statements of revenues and expenses for the following two (2) calendar years). On or about the end of each quarter, the management of the Company shall prepare an updated version of the Annual Budget, covering the remaining quarters of the year for such Annual Budget. In addition to the foregoing, the management of the Company may not, without the approval of the Board of Directors, issue any debt or equity securities of the Company; PROVIDED, HOWEVER, that the foregoing approval requirement shall not apply to the issuances of securities set forth in the proviso to Section 5.1.1.

                  7.2.2 (a) After the Closing and for so long as Purchaser (together with its Affiliates) holds the Agreed Percentage, the Company shall consult in good faith with Purchaser with respect to each of the following (each, a "PROPOSAL"): (i) the Annual Budget; (ii) any proposed sale, lease, transfer or other disposition of assets (including, without limitation, by merger) having a fair market value of at least 30% of the fair market value of the assets of the Company and its subsidiaries on a consolidated basis (other than a Takeover Proposal (as defined below)); (iii) any Takeover Proposal; (iv) any proposed acquisition by the Company or any subsidiary thereof of another entity or business whether by means of a purchase of equity interests or the purchase of all or substantially all of the assets of such entity or business or by merger, consolidation, reorganization, issuance or exchange of securities or otherwise where the consideration involved (including, without limitation, non-cash consideration) has a value of at least $50,000,000; and (v) any proposed issuance of any debt or equity securities of the Company (other than the issuances of securities set forth in the proviso to Section 5.1.1). The Company shall provide Purchaser with written notice (a "CONSULTATION NOTICE") of each Proposal, which Consultation Notice shall, (a) in the case of any Proposal described in clause (ii), (iv) or (v) above, describe in reasonable detail the terms and conditions of the transaction, including the identity of the person or entity and its Affiliates that will be a party to the proposed transaction and the consideration that the Company may receive in respect of such transaction, and shall include copies of the material documents and agreements relating thereto, (b) in the case of the Annual Budget, shall include a copy of the proposed Annual Budget, and (c) in the case of any proposal described in clause
(iii) above, notify Purchaser that (i) the Company has received or proposes to enter into negotiations or discussions with respect to a Takeover Proposal, (x) the type of Takeover Proposal, (y) if the person or entity making the Takeover Proposal or with which the Company proposes to enter into negotiations or discussions is proposing a transaction involving the use by such person or entity of cash consideration, (A) whether the Takeover Proposal will be Fully Financed (as defined below) at the time the Board of Directors may approve the Takeover Proposal or (B) if the Takeover Proposal will not be Fully Financed, the identity of such person or entity and (z) if the person or entity making the Takeover Proposal or with which the Company proposes to enter negotiations or discussions is proposing a transaction involving the use by such person or entity of non-cash consideration, the identity of such person or entity and the form of consideration proposed to be used. The cash consideration to be delivered under a Takeover Proposal will be "FULLY FINANCED" for purposes hereof if either (i) the person or entity making the Takeover Proposal has committed financing for such Takeover Proposal or (ii) such person or entity is a publicly traded entity with an equity market capitalization of at least 300% of the equity market capitalization of the Company. Purchaser shall have a period of five (5) business days following receipt of a Consultation Notice (the "CONSULTATION PERIOD") to review and consider the Proposal described therein and to consult with the Company with respect thereto. In addition to the Consultation Notice, the Company shall promptly provide to Purchaser such additional information regarding the Proposal (other than a Takeover Proposal) as Purchaser may reasonably request. The Company shall not approve or consummate any Proposal without first having consulted with Purchaser regarding the same in accordance with this Section 7.2. "TAKEOVER PROPOSAL" shall mean that the Company proposes to enter into negotiations or discussions with any person or entity (other than an Affiliate of Purchaser) regarding (i) a proposed sale of all or substantially all of the Company's assets, (ii) a proposed sale or issuance of the Company's equity securities resulting in any person or group (as defined in Section 13(d)(3) of the Exchange Act) owning a majority of the outstanding shares of Common Stock of the Company, or (iii) a proposed merger, consolidation, business combination or other similar transaction.

                           (b)      Without limiting the generality of the
foregoing, in connection with any Proposal that constitutes a Takeover Proposal, the Company shall not accept or enter into or agree to accept or enter into any agreement concerning such Proposal nor issue any securities or agree to pay a termination or break-up fee in connection with such Proposal during the Consultation Period, and the Company will afford Purchaser an opportunity to discuss with the Company what, if any, response Purchaser may desire to make with respect to such Proposal. If after the delivery of the Consultation Notice, the person or entity making the Takeover Proposal and the Company determine to change the form of consideration or the Fully Financed status of the Takeover Proposal changes, the Company will provide Purchaser with another Consultation Notice (which will commence a new Consultation Period (as defined above)). The Company shall not provide any non-public information to any person or entity making a Proposal that constitutes a Takeover Proposal unless (a) the Company shall simultaneously provide such information to Purchaser and (b) the Company has provided such non-public information pursuant to a non-disclosure agreement with terms which are at least as restrictive as the nondisclosure agreement heretofore entered into between the Company and Purchaser.

                           (c)      Any information provided to Purchaser
pursuant to this Section 7.2.2 shall be treated as confidential information of the Company. Purchaser shall not disclose any such information to any other person or entity except as otherwise permitted pursuant to that certain Confidentiality Agreement between Purchaser and the

Company dated as of March 20, 2000 and shall not use any such confidential information for any purpose other than for the purposes set forth in this
Section 7.2.2 and for the purposes of formulating any response or proposal that Purchaser may desire to make in response thereto.

                  7.3 REGULATORY APPROVAL; HSR FILINGS. The Company and Purchaser shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any federal, state, local, municipal, foreign or other governmental body ("GOVERNMENTAL BODY") with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Purchaser shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. The Company and Purchaser shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Purchaser shall (a) give the other party prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation ("LEGAL PROCEEDING") by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (b) keep the other party informed as to the status of any such Legal Proceeding, and (c) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the transactions contemplated by this Agreement.

                  7.4 AMENDMENT OF CERTIFICATE OF INCORPORATION OR BYLAWS. The Company shall take all steps reasonably necessary to amend the Certificate of Incorporation and Bylaws to implement the rights and obligations of the parties contained herein to the extent necessary or appropriate under Delaware law.

                  7.5 AUTHORIZATION AND ISSUANCE OF SERIES A PREFERRED STOCK. The Company agrees that from the date hereof it shall not increase the authorized number of shares of Series A Preferred Stock set forth in the Certificate of Designation and shall not issue any shares of Series A Preferred Stock to any party other than Purchaser or its designee, without the prior written consent of Purchaser.

                  7.6 PUBLIC ANNOUNCEMENTS. Each party hereto will obtain the prior approval of the other party hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement.

                  7.7 STANDSTILL. Purchaser agrees that until the first anniversary of the date of this Agreement (the "STANDSTILL EXPIRATION DATE"), and except as otherwise contemplated by this Agreement, it will not directly or indirectly, or authorize or permit any of its Affiliates to directly or indirectly (i) initiate, effect or participate in (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company, any of its subsidiaries or other Affiliates or any division of the Company, or any successor to the Company and any rights or options to acquire the same (other than pursuant to this

Agreement or the conversion or exercise of any of the securities to be acquired by Purchaser pursuant to this Agreement), (b) any acquisition of any assets (other than acquisitions in the ordinary course of business) of the Company, any of its subsidiaries or other Affiliates or any division of the Company, or any successor to the Company, (c) any tender or exchange offer, merger or business combination involving the Company or any of its subsidiaries or other Affiliates, or involving any securities of the Company or any securities of any subsidiary or other Affiliate of the Company, (d) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or other Affiliates, or involving any securities of the Company or any securities of any subsidiary or other Affiliate of the Company, or (e) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company; (ii) form, join or in any way participate in a "group" (as defined under the Exchange Act and the rules promulgated thereunder) with respect to the Company or the beneficial ownership of any securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company; (iv) take any action that would be expected to require the Company to make a public announcement regarding any of the matters set forth in clause (i) of this sentence; (v) agree or offer to take or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses (i),
(ii), (iii) or (iv) of this sentence; or (vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing; PROVIDED, HOWEVER, that notwithstanding the foregoing, Purchaser may acquire beneficial ownership of up to forty percent (40%) of the Common Stock of the Company outstanding on a fully diluted basis (the "PERMITTED PERCENTAGE"). Notwithstanding the foregoing, in the event that:

                           (a) any person or entity that is not an Affiliate of
                  Purchaser has commenced a hostile tender or exchange offer (without the support or encouragement of Purchaser or any Affiliate of Purchaser) for at least a majority of the outstanding shares of Common Stock of the Company;

                           (b) any person or entity that is not an Affiliate of
                  Purchaser has publicly announced that it has purchased or intends to purchase (in the open market, by agreement or otherwise) shares of the equity securities of the Company constituting at least a majority of the outstanding voting securities of the Company with respect to the election of directors, and in the case of purchases in the open market, Purchaser has a good faith belief that such purchases have commenced;

                           (c) any person or entity (other than the Company)
                  that is not an Affiliate of Purchaser has publicly announced that it intends to solicit, or has commenced solicitation of, proxies or consents to elect (or remove) a majority of the members of the Board of Directors of the Company;

                           (d) the Board of Directors of the Company formally
                  approves any transaction or definitive agreement with respect to a transaction that would upon consummation constitute a change of control of the Company; or

                           (e) the Board of Directors of the Company adopts
                  resolutions approving the disposition of all or substantially all of the assets of the Company (an event described in (a) through (e) of this sentence shall be an "EXCEPTION EVENT");

then the Permitted Percentage shall toll and have no force or effect beginning immediately upon the occurrence of such Exception Event and ending on the Standstill Resumption Date (provided such Standstill Resumption Date is prior to the Standstill Expiration Date). The "STANDSTILL RESUMPTION DATE" shall be (y) with respect to any Exception Event described in clause (a), (b) or (c) above, the date the applicable third party publicly announces that it has abandoned such transaction and (z) with respect to any Exception Event described in clause
(d) or (e) above, the date the Company notifies the Purchaser in writing that such Exception Event has been terminated or abandoned or is no longer applicable, which written notice shall be accompanied by evidence reasonably satisfactory to Purchaser of the termination or abandonment of (A) such Exception Event or (B) the resolution of the Board of Directors of the Company which originally approved such Exception Event. On the Standstill Resumption Date (provided it is prior to the Standstill Expiration Date), the provisions of this Section 7.7 would immediately apply to Purchaser with full force and effect, except that the Permitted Percentage would be increased, but in no event decreased, to equal Purchaser's beneficial ownership interest as of the Standstill Resumption Date. The Company confirms to Purchaser that, as of the date of this Agreement, Purchaser is not in possession of any material non-public information about the Company as a result of the due diligence materials or other information provided by the Company to Purchaser on or prior to the date of this Agreement that would prohibit Purchaser from trading in the Company's securities.

                  7.8 SHAREHOLDER RIGHTS PLAN. The Company shall not adopt a shareholder rights plan or similar defensive measure unless, in connection with such adoption, Purchaser is made exempt from such plan up to the Permitted Percentage (as it may be adjusted from time to time under Section 7.7), whether or not the provisions of Section 7.7 are in effect or have terminated.

         8. FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses; PROVIDED, HOWEVER, that the Company shall pay to the Purchaser, the Purchaser's fees and expenses incurred in connection with the transactions contemplated by this Agreement not to exceed $1,000,000; and PROVIDED, FURTHER that the Company shall pay such fees and expenses within two (2) business days of the Closing.

         9.       MISCELLANEOUS.

                  9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENT. Notwithstanding any investigation made by any party to this Agreement, the representations and warranties made by the Company and Purchaser in connection with the Closing shall not survive the Closing (other than the representations and warranties of the Company set forth in Sections 3.4.1, 3.4.2(iii), 3.5 and 3.6, which shall survive indefinitely), and shall thereafter be of no further force or effect, except in the case of fraud in connection with this

Agreement. All covenants and agreements contained in this Agreement shall survive the Closing Date in accordance with their terms.

                  9.2 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, or by facsimile transmission and shall be deemed given when so mailed (or upon facsimile confirmation) and shall be delivered as follows:

                           if to the Company, to:

                                    FVC.COM, Inc.
                                    3393 Octavius Drive, Suite 102
                                    Santa Clara, CA 95054
                                    Attention:  Chief Financial Officer
                                    Facsimile:  (408) 748-2241

                           with a copy so mailed to:

                                    Cooley Godward LLP
                                    4365 Executive Drive, Suite 1100
                                    San Diego, CA  92121
                                    Attention:  Julie M. Robinson, Esq.
                                    Facsimile: (858) 453-3555

                           if to Purchaser,

                                    Vulcan Ventures Incorporated
                                    110 110th Avenue, N.E., Suite 550
                                    Bellevue, WA  98004
                                    Attention:  William D. Savoy
                                    Facsimile:  (425) 453-1985

                           with a copy so mailed to:

                                    Irell & Manella LLP
                                    1800 Avenue of the Stars, Suite 900
                                    Los Angeles, CA  90067
                                    Attention:  Alvin G. Segel, Esq.
                                    Facsimile: (310) 203-7199

                  9.3 ADJUSTMENTS. In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other similar change in the corporate or capital structure of the Company, the type and number of shares or securities subject to various provisions of this Agreement (and the per share price of such shares or securities) shall, where applicable, be adjusted appropriately, so that Purchaser's rights under this Agreement shall be preserved as nearly as practicable.

                  9.4 ASSIGNABILITY AND ENFORCEABILITY. This Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights, benefits or obligations under this Agreement to any person or entity without the prior written consent of the other party; PROVIDED, HOWEVER, that Purchaser may assign its rights, benefits or obligations under this Agreement, without the prior consent of the Company, to an Affiliate of Purchaser (for purposes of this Section and Section 7.7, a person or entity shall be deemed to be an Affiliate of Purchaser or the Company only if the control relationship involves direct or indirect ownership of at least a majority of the outstanding voting interests of the applicable entity, it being understood that any entity that is majority owned (directly or indirectly) by a person or entity that directly or indirectly owns a majority of the outstanding voting interests of Purchaser shall be an Affiliate of Purchaser for these purposes). No such assignment shall relieve the Purchaser of its obligations under this Agreement.

                  9.5 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall be construed as a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. No provision of this Agreement shall be deemed waived by a course of conduct including the act of Closing unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement. Notwithstanding the foregoing, any term of this Agreement which applies to the rights applicable to the holders of the Series A Preferred Stock may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of more than 50% of the outstanding shares of Series A Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Series A Preferred Stock.

                  9.6 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents, including the Schedules and Exhibits and any agreements or documents referred to herein or therein or executed contemporaneously herewith or therewith, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

                  9.7 HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

                  9.8 SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except as to matters which are subject to the Delaware General Corporation Law, which shall be governed by such law, in each case without regard to the choice of law provisions thereof.

                  9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                  FVC.COM, INC.



                                  By:    /s/ Truman Cole
                                     ---------------------------------------
                                     Truman Cole, Chief Financial Officer



                                  VULCAN VENTURES INCORPORATED



                                  By:    /s/ William D. Savoy
                                     ---------------------------------------
                                     William D. Savoy, President

                                    EXHIBIT A

                                 FORM OF WARRANT





                                (See Exhibit 10.5)

                                    EXHIBIT B

                           CERTIFICATE OF DESIGNATION





                              (See Exhibit 3.1(ii))

                                    EXHIBIT C

                      FORM OF REGISTRATION RIGHTS AGREEMENT





                                (See Exhibit 10.6)

                                    EXHIBIT D

                     FORM OF OPINION FROM COOLEY GODWARD LLP

                                    EXHIBIT E

                    FORM OF OPINION FROM IRELL & MANELLA LLP